Exhibit 99.1

INKmune™ Demonstrates Excellent Safety and Increased NK-Cell Activity in First Dosing Cohort

BOCA RATON, Fla., Sept. 26, 2024 (GLOBE NEWSWIRE) --  INmune Bio Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology and inflammation company, continues to advance its Natural Killer (NK) cell therapy, INKmune™, in a Phase I/II trial (the “CaRe PC” trial) for men with metastatic Castration-Resistant Prostate Cancer (mCRPC). The Company is pleased to announce initial results from the first patient cohort in the trial.

Mark Lowdell, CSO and inventor of INKmune™, said, “The enrollment of the first cohort ran entirely in-line with our predicted timelines and confirmed the excellent safety profile with all patients receiving treatment as out-patient without the need for pre-medication of any kind. Furthermore, even at this lowest dose of INKmune™, there is clear evidence of persistent immunologic effects of INKmune™ treatment in these men with mCRPC.

Blinded analysis of the monitoring blood samples from the first three patients showed changes in the phenotype and function of the patient’s NK cells. Although this is the lowest dose cohort, 2 of 3 patients showed an increase in circulating activated NK cells and all three showed increased NK cell function sustained for more than 40 days after the final INKmune™ infusion. One patient showed a transient 21% decrease in PSA associated with the increase in NK cell activity and function.

The CaRe PC trial has recently completed dosing the last patients in the second of its three dose-escalation cohorts. The third cohort is expected to begin in approximately 30 days. The dose of INKmune™ in the second and third cohort is 3 and 5 times the dose of INKmune™ in the first cohort. All eight clinical sites are now open and additional results from the trial will be released from the higher dose cohorts as they become available.

About INKmune™

INKmune™ is a pharmaceutical-grade, replication-incompetent human tumor cell line which conjugates to resting NK cells and delivers multiple, essential priming signals to convert the cancer patient’s resting NK cells into tumor killing memory-like NK cells (mlNK cells). INKmune™ treatment converts the patient’s own NK cells into mlNK cells. In patients, INKmune™ primed tumor killing NK cells have persisted for more than 100 days. These cells function in the hypoxic TME because due to upregulated nutrient receptors and mitochondrial survival proteins. INKmune™ is a patient friendly drug treatment that does not require pre-medication, conditioning or additional cytokine therapy to be given to the patients. INKmune™ is easily transported, stored and delivered to the patient by a simple intravenous infusion as an out-patient. INKmune™ is tumor agnostic; it can be used to treat many types of NK-resistant tumors including leukemia, lymphoma, myeloma, lung, ovarian, breast, renal and nasopharyngeal cancer. INKmune™ is treating patients in an open label Phase I/II trial in metastatic castration-resistant prostate cancer in the United States.

About INmune Bio Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat cancer (INB03™), Early Alzheimer’s disease and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune™ developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies, and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward-Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595 (XPro™), and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO (858) 964-3720
info@inmunebio.com

Investor Contact:

Mike Moyer
Managing Director – LifeSci Advisors
mmoyer@lifesciadvisors.com